Filed pursuant to Rule 424b5
Registration Statement No. 333-200812

PROSPECTUS SUPPLEMENT

(To Prospectus Dated January 29, 2015)

U.S.$1,250,000,000

2.750% Global Notes Series QS due April 12, 2027

We will pay interest on the Notes semi-annually in arrears on April 12 and October 12 of each year, commencing October 12, 2017. The Notes will mature on April 12, 2027. We may not redeem the Notes prior to maturity unless certain events occur involving Canadian taxation. See “Description of Notes—Maturity, Redemption and Purchases”.

We will make all payments of principal of and interest on the Notes in U.S. dollars. We will make all such payments without deduction for, or on account of, taxes imposed or levied by or within Canada, subject to the exceptions described in this prospectus supplement.

Application will be made for the Notes offered by this Prospectus Supplement to be admitted to the Official List of the Luxembourg Stock Exchange and for such Notes to be admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange. The Euro MTF Market of the Luxembourg Stock Exchange is not a regulated market for purposes of the Markets in Financial Instruments Directive (Directive 2004/39/EC). Unless the context otherwise requires, references in this Prospectus Supplement to the Notes being “listed” shall mean that the Notes have been admitted to trading on the Euro MTF Market and have been admitted to the Official List of the Luxembourg Stock Exchange. We have undertaken to the underwriters to use all reasonable efforts to have the Notes listed on the Euro MTF Market of the Luxembourg Stock Exchange on or as soon as possible after the closing of the issue. We cannot guarantee that these applications will be approved, and settlement of the Notes is not conditioned on obtaining the listing.

	Per Note	Total

Price to public(1)	98.972%	U.S.$1,237,150,000
Underwriting discounts and commissions	0.250%	U.S.$3,125,000
Proceeds, before expenses, to Québec(1)	98.722%	U.S.$1,234,025,000

(1)	Plus accrued interest from April 12, 2017, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the Notes, in book-entry form, will be made through The Depository Trust Company (“DTC”) on or about April 12, 2017.

BofA Merrill Lynch	J.P. Morgan	RBC Capital Markets	TD Securities

The date of this prospectus supplement is April 5, 2017.

Prospectus Supplement

Prospectus

You should read this prospectus supplement along with the accompanying prospectus. Both documents contain information you should consider when making your investment decision. We are responsible only for the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with any different information. We are not offering to sell or soliciting offers to buy any securities other than the Notes offered under this prospectus supplement, nor are we offering to sell or soliciting offers to buy the Notes in places where such offers are not permitted by applicable law. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement.

Please note that in this prospectus supplement, references to “we”, “our” and “us” refer to Québec and all references to the “European Economic Area”, or “EEA”, are to the Member States of the European Union together with Iceland, Norway and Liechtenstein.

NOTICE REGARDING OFFERS IN THE EEA

If and to the extent that this prospectus supplement is communicated in, or the offer of the Notes to which it relates is made in, any Member State that has implemented the Prospectus Directive (as defined below) (a “Relevant Member State”), this prospectus supplement and the offer are only addressed to and directed at persons in that Relevant Member State who are qualified investors within the meaning of the Prospectus Directive (or who are persons to whom the offer may lawfully be addressed) and must not be acted upon by other persons in that Relevant Member State.

This prospectus supplement has been prepared on the basis that any offer of Notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to publish a prospectus for offers of the Notes. Accordingly, any person making or intending to make any offer in that Relevant Member State of the Notes that are the subject of the offering contemplated in this prospectus supplement must only do so in circumstances in which no obligation arises for Québec or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. Neither Québec nor the underwriters have authorized, nor do they authorize, the making of any offer of the Notes in circumstances in which an obligation arises for Québec or the underwriters to publish a prospectus supplement or prospectus for such offer. This prospectus supplement does not constitute or form part of any offer or invitation to sell the Notes and is not soliciting any offer to buy the Notes in any jurisdiction where such offer or sale is not permitted.

In this prospectus supplement, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including Directive 2010/73/EU) and includes any relevant implementing measures in the Relevant Member State.

Neither Québec nor any underwriters have authorized, nor do they authorize, the making of any offer of the Notes through any financial intermediary, other than offers made by the relevant underwriters which constitute the final placement of the Notes contemplated in this prospectus supplement.

This prospectus supplement is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “Relevant Persons”). The Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, Relevant Persons. Any person who is not a Relevant Person should not act or rely on this document or any of its contents.

In connection with the issue of the Notes, TD Securities (USA) LLC (or person or persons acting on its behalf) may over-allot Notes or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However, stabilization may not necessarily occur. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the Notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the Notes and 60 days after the date of the allotment of the Notes. Any stabilization action or over-allotment will be conducted by TD Securities (USA) LLC (or a person or persons acting on its behalf) in accordance with all applicable laws and rules.

ABOUT THIS PROSPECTUS SUPPLEMENT

Québec is furnishing this prospectus supplement and the accompanying prospectus solely for use by prospective investors in connection with their consideration of a purchase of Notes. Québec confirms that:

●	the information contained in this prospectus supplement is true and correct in all material respects and is not misleading;

●	it has not omitted other facts the omission of which makes this prospectus supplement as a whole misleading; and

●	it accepts responsibility for the information it has provided in this prospectus supplement and the prospectus.

In this prospectus supplement, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. On April 5, 2017 the closing exchange rate for U.S. dollars as reported by the Bank of Canada, expressed in Canadian dollars, was $1.3409.

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements. Statements that are not historical facts, including statements about Québec’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Québec undertakes no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. Québec cautions you that actual results may differ materially from those contained in any forward-looking statements.

SUMMARY

The information below is qualified in its entirety by the detailed information provided elsewhere in this document.

Issuer	Québec.

Securities Offered	U.S.$1,250,000,000 aggregate principal amount of 2.750% Global Notes Series QS due April 12, 2027.

Maturity Date	April 12, 2027

Interest Payment Dates	We will pay you interest in two equal semi-annual installments on April 12 and October 12 of each year, commencing October 12, 2017. Interest will accrue from April 12, 2017.

Interest Rate	2.750% per year. Whenever it is necessary to compute any amount of interest in respect of the Notes other than with respect to regular semi-annual payments, we will calculate such interest on the basis of a 360-day year consisting of twelve 30-day months.

Redemption	We may not redeem the Notes prior to maturity, unless certain events occur involving Canadian taxation. See “Description of Notes — Maturity, Redemption and Purchases”.

Listing and Admission to Trading	We have undertaken to the underwriters to use all reasonable efforts to have the Notes admitted to the Official List of the Luxembourg Stock Exchange and to trading on the Euro MTF Market of the Luxembourg Stock Exchange as soon as possible after the closing of the issue. We cannot guarantee that these applications will be approved and settlement of the Notes is not conditioned on obtaining the listing. The Euro MTF Market is not a regulated market for purposes of the Markets in Financial Instruments Directive.

Form and Settlement	We will issue the Notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company. The Notes will be recorded in a Register held by Deutsche Bank Trust Company Americas, as Registrar. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of owners of those beneficial interests as direct and indirect participants in DTC. CDS Clearing and Depository Services Inc. (“CDS”) will hold interests on behalf of its participants directly through its account at DTC and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) and Euroclear Bank S.A./N.V. (“Euroclear”), will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants in DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical certificates representing the Notes and will not be considered holders of Notes under the Fiscal Agency Agreement. Notes will only be sold in denominations of U.S.$5,000 and in multiples of U.S.$1,000 in excess thereof. See “Description of Notes — Form, Denomination and Registration”.

Withholding Tax	Principal of and interest on the Notes are payable by us without withholding or deduction for Canadian withholding taxes, to the extent permitted under applicable law, as set forth in this prospectus supplement.

Status of the Notes	The Notes constitute our direct and unconditional obligations for the payment and performance of which our full faith and credit will be pledged. The Notes will rank equally among themselves and with all notes, debentures or other similar debt securities issued by us and outstanding at the date hereof or in the future.

Events of Default	An event of default will occur if we do not pay the principal of, or interest or additional amounts on, the Notes or Coupons as and when the same become due and payable and such default continues for 45 days. An event of default will also occur if we do not pay any principal of, or premium, interest or additional amounts on, any of our indebtedness (direct or under a guarantee) for borrowed money exceeding U.S.$50,000,000 (or its equivalent in other currencies) in aggregate principal amount, other than the Notes, as and when the same becomes due and payable and such default continues for a period of 45 days. An event of default will occur if we do not duly perform or observe any covenant or agreement contained in the Notes (other than the payment of principal, premium, interest or additional amounts) or in the Fiscal Agency Agreement and such default continues for a period of 60 days.

Negative Pledge	The terms of the Notes will not contain a negative pledge.

Prescription	Under current Québec law, an action to enforce a right to payment under the Notes may be prescribed if it is not exercised within three years of the date the payment is due.

Immunity

We have waived any immunity for service of process on the Delegate General of Québec in New York and any immunity from jurisdiction of any court to which we might otherwise be entitled based upon the Notes. In enforcing a foreign judgment in foreign currency, a Québec court will convert it into Canadian currency at the rate of exchange prevailing on the date the foreign judgment became enforceable at the place where it was rendered.

We enjoy no immunity under Québec law from suit or judgment, irrespective of whether a party to the action is the holder of the Notes, is or is not a resident within Québec or is or is not a citizen of Canada. Although any judgment obtained in an action brought in the courts of Québec against us may not be enforced by execution, applicable statutes provide that whenever we are condemned by a judgment that has become definitive to pay a sum of money, the Ministre des Finances, after having received a certified copy of the judgment, shall pay the amount due out of the money at his or her disposal for that purpose or, failing that, out of the

Consolidated Revenue Fund of Québec.

Governing Law	Laws of Québec and the laws of Canada applicable in Québec.

CUSIP	748149 AN1

Common Code	159802442

ISIN Code	US748149AN17

RECENT DEVELOPMENTS

The new U.S. Administration has announced its intention to renegotiate the North American Free Trade Agreement (“NAFTA”) with Canada and Mexico. At this stage, it is uncertain what form this re-opening will take or its extent. Consequently, it is unclear how this would impact Québec’s trade and economy.

The “stand-still” period during which the United States undertook not to initiate trade actions against Canadian softwood lumber expired on October 13, 2016. On November 25, 2016, the U.S. Lumber Coalition filed a petition with the U.S. Department of Commerce (“DOC”) and the U.S. International Trade Commission, seeking the imposition of duties on certain softwood lumber products imported from Canada. The DOC initiated its investigation on December 16, 2016. Preliminary determinations are expected in late April 2017, and final determinations in late 2017. In parallel with its defense in the DOC investigation, Quebec supports the efforts of the Canadian federal government to finding a negotiated solution to the Softwood Lumber Dispute, through the conclusion of a new U.S.-Canada Softwood Lumber Trade Agreement.

USE OF PROCEEDS

The net proceeds of the issue, being approximately U.S.$1,233,803,125 (after deduction of our estimated expenses of U.S.$221,875), will be added to the Consolidated Revenue Fund of Québec and will be applied to the general expenses of Québec or advanced to the Financing Fund of Québec as permitted by law.

DESCRIPTION OF NOTES

This prospectus supplement describes the terms of the Notes in greater detail than the accompanying prospectus and may provide information that differs from the prospectus. If the information in this prospectus supplement differs from the prospectus, you should rely on the information in this prospectus supplement.

Québec will issue the Notes under the Fiscal Agency Agreement (as defined below). The information contained in this section and in the accompanying prospectus summarizes some of the terms of the Notes. Because this is a summary, it does not contain all of the information that may be important to you as a potential investor in the Notes. Therefore, you should read the Fiscal Agency Agreement and the form of Notes in making your investment decision. Québec will file copies of these documents with the Commission and will also file copies of these documents at the offices of the fiscal agent and the paying agents.

The Notes constitute a separate series of debt securities of Québec being offered by Québec from time to time. The portion of the Notes being offered by this prospectus supplement and the accompanying prospectus dated January 29, 2015 to be sold in the United States was registered under Registration Statement No. 333-200812, which Québec has filed with the Commission under the United States Securities Act of 1933, as amended (the “Securities Act”).

The Notes in the aggregate principal amount of U.S.$1,250,000,000 will be issued subject to a fiscal agency agreement to be dated as of April 12, 2017 (the “Fiscal Agency Agreement”), between Québec and Deutsche Bank Trust Company Americas, as fiscal agent, transfer agent, registrar and principal paying agent (in all such capacities, the “Registrar”). Such terms and conditions will be available to owners of beneficial interests in the Notes from Québec or the Registrar upon request. Holders of Notes will be bound by, and deemed to have notice of, the provisions contained in the Fiscal Agency Agreement. Copies of the Fiscal Agency Agreement will be available for inspection at the Commission and also may be inspected at and obtained, free of charge, from the offices of the Registrar during their normal business hours on any weekday. References to principal and interest in respect of the Notes shall be deemed also to refer to any Additional Amounts which may be payable as described below. See “Payment of Additional Amounts”.

Form, Denomination, Title and Registration

The Notes will be issued in the form of one or more fully registered Global Notes registered in the name of Cede & Co., as nominee of DTC, and held by Deutsche Bank Trust Company Americas, as custodian for DTC. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of owners of such beneficial interests as direct and indirect participants in DTC, CDS, Euroclear or Clearstream, Luxembourg (collectively, the “Clearing Systems”). The Clearing Systems will be responsible for establishing and maintaining book-entry accounts for their participants having interests in the Notes. Neither Québec nor the Registrar will have any responsibility or liability for any aspect of the records of the Clearing Systems relating to or payments made by such Clearing Systems on account of beneficial interests in the Global Notes or for maintaining, supervising or reviewing any records of such Clearing Systems relevant to such beneficial interests. Owners of beneficial interests in the Notes will not, except in limited circumstances described herein, be entitled to receive certificates representing Notes (“Certificated Notes”) or to have Notes registered in their names, and will not be considered holders thereof under the Fiscal Agency Agreement. See “Certificated Notes”. Subject to applicable law and the terms of the Fiscal Agency Agreement, Québec and the Registrar shall deem and treat the persons in whose name the Global Notes are registered, initially Cede & Co., as the absolute owners thereof for all purposes whatsoever notwithstanding any notice to the contrary. All payments to, or on the order of, the registered holders shall be valid and effectual to discharge the liability of Québec and the Registrar on the Notes to the extent of the sum or sums so paid.

The Notes will only be sold in denominations of U.S.$5,000 and in multiples of U.S.$1,000 in excess thereof.

The Registrar will be responsible for (i) maintaining a record of the aggregate holdings of Notes; (ii) ensuring that payments of principal and interest in respect of the Notes received by the Registrar from Québec are duly credited to DTC; and (iii) transmitting to Québec any notices from owners of beneficial interests in the Notes. The Registrar will not impose any fees in respect of the Notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed Notes. However, owners of beneficial interests in the Notes may incur fees payable in respect of the maintenance and operation of the book-entry accounts in which such Notes are held with the Clearing Systems.

Interest

The Notes will bear interest from April 12, 2017 at a rate of 2.750% per annum, payable in two equal semi-annual installments, in arrears on April 12 and October 12, commencing on October 12, 2017. Interest on the Notes will cease to accrue on the maturity date (or the date fixed for redemption or repayment) unless, upon due presentation of the Notes, payment of principal is improperly withheld or refused.

Whenever it is necessary to compute any amount of interest in respect of the Notes, other than with respect to regular semi-annual payments, such interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. The rate of interest specified in the Notes is a nominal rate and all interest payments and computations are to be made without allowances or deductions for deemed reinvestment.

Payments

Principal of, and interest and Additional Amounts (as defined below under “Payment of Additional Amounts”), if any, on, the Notes are payable by Québec in U.S. dollars to the person registered at the close of business on the relevant record date in the register held by the Registrar. With respect to Notes held by Cede & Co. for the benefit of DTC, payment will be made to owners of beneficial interests in the Notes in accordance with customary procedures established from time to time by DTC and its direct and indirect participants, including CDS, Euroclear and Clearstream, Luxembourg. The Registrar will act as Québec’s principal paying agent for the Notes pursuant to the Fiscal Agency Agreement.

If any date for payment in respect of any Note is not a Business Day in the applicable place of payment, the holder thereof shall not be entitled to payment until the next following Business Day, and no further interest shall be paid in respect of the delay in such payment. In this paragraph, “Business Day” means a day on which banking institutions in The City of New York and in any other applicable place of payment are not authorized or obligated by law or executive order to be closed.

If Certificated Notes are issued and for so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange so require, Québec will appoint and maintain a paying and transfer agent in Luxembourg.

Record Date

The record date for purposes of payments of principal of and interest and Additional Amounts, if any, on the Notes will be as of 5:00 p.m., New York City time, on the fourteenth calendar day preceding the maturity date or any interest payment date, as applicable. Ownership positions within each Clearing System will be determined in accordance with the normal conventions observed by such system.

Payment of Additional Amounts

All payments of principal and interest by Québec will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or charges of whatever nature imposed or levied by or on behalf of the Government of Canada or any province, territory or political division thereof or any authority or agency therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or charges is required by law or by the interpretation or administration thereof. In that event, Québec will, subject to its redemption rights pursuant to the Fiscal Agency Agreement and the Notes, pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts receivable by the holder after such withholding or deduction shall equal the respective amounts of principal or interest which would have been receivable in respect of the Notes in the absence of such withholding or deduction; except that no such Additional Amount shall be payable with respect to any Note:

(i)	to, or to a third party on behalf of, a holder who is liable to such taxes, duties, assessments or charges in respect of such Note by reason of that person having some connection with Canada other than the mere holding or use outside Canada, or ownership as a non-resident of Canada, of such Note; or

(ii)	presented for payment more than 30 days after the Relevant Date (as defined below) except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting the same for payment on or before such thirtieth day.

As used herein, “Relevant Date” means:

(A)	the date on which such payment first becomes due; or

(B)	if the full amount of the moneys payable has not been received by the Registrar on or prior to such date, the date on which, the full amount of such moneys having been so received, notice to that effect is duly given to the holders of the Notes in accordance with the notice procedures described under “Notices” below.

Maturity, Redemption and Purchases

Unless previously redeemed for tax reasons as provided below, or purchased, the principal amount of the Notes shall be due and payable on April 12, 2027.

If, as a result of any change in, or amendment to, or in the official application of, the laws of Canada or the regulations of any taxing authority therein or thereof (other than Québec) or any change in, or in the official application of, or execution of, or amendment to, any treaty or treaties affecting taxation to which Canada is a party, which change or amendment shall have become effective after the date of this prospectus supplement, it is determined by Québec that it would be required at, or at any time prior to, maturity of the Notes to pay Additional Amounts as described under “Payment of Additional Amounts”, the Notes may be redeemed in whole but not in part at the option of Québec on not less than 30 days’ nor more than 60 days’ published notice in accordance with “Notices” below, at the principal amount thereof together with accrued interest.

Québec may, if not in default under the Notes, purchase Notes at any time, in any manner and at any price. If purchases are made by tender, tenders must be available to all holders of Notes alike.

Certificated Notes

Notes represented by a Global Note are exchangeable for fully registered Certificated Notes of like tenor and of an equal aggregate principal amount as the Global Note in denominations of U.S.$5,000 and in multiples of U.S.$1,000 in excess thereof (i) if the relevant depositary notifies Québec that it is unwilling or unable to continue as depositary in connection with the Global Note or ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be so registered and a successor depositary is not appointed by Québec within 90 days after receiving such notice or becoming aware that the depositary is no longer so registered; (ii) if Québec, in its sole discretion at any time, determines not to have any of the Notes represented by the Global Notes; or (iii) upon request by the depositary to the registrar, acting on direct or indirect instructions of the registered holder of the Global Note or any owner of beneficial interests in the Global Note, but only after an event of default entitling the registered holders to give Québec written notice that such holders elect to declare the principal amount of the Notes held by them and represented by the Global Note to be due and payable has occurred and is continuing, or, if the depositary is unwilling or does not promptly make such request to Québec, then any beneficial owner of an interest in the Global Note will be entitled to make such request to the registrar with respect to such interest. Québec acknowledges that if Certificated Notes are not promptly issued to an owner of beneficial interests in the Global Note as contemplated above, then such owner of a beneficial interest will be entitled to pursue any remedy under the Fiscal Agency Agreement, the Global Note or applicable law with respect to the portion of the Global Note that represents that owner’s beneficial interest in the Global Note as if Certificated Notes had been issued.

If Certificated Notes are issued and for so long as the Notes are listed on the Euro MTF Market of the Luxembourg Stock Exchange and if the rules of such stock exchange on which the Notes are listed so require, Québec will appoint and maintain a paying agent and transfer agent in Luxembourg (the “Luxembourg Paying Agent”) to act on its behalf. Payments of interest on Certificated Notes will be made by the Registrar in accordance with the Fiscal Agency Agreement. Certificated Notes may be surrendered at the office of the Luxembourg Paying Agent for payment of principal at maturity or on the date fixed for redemption.

Modification

The Fiscal Agency Agreement and the Notes may be amended by Québec and the Registrar without notice to or the consent of the holder of any Note, for the purpose of (a) curing any ambiguity; (b) curing, correcting or supplementing any defective provisions contained therein; (c) effecting the issue of further notes as described below under “Further Issues”; or (d) in any other manner which Québec and the Registrar, acting on the advice of independent counsel, may deem necessary or desirable and which will not be inconsistent with the Notes and which, in the reasonable opinion of Québec and the Registrar, will not adversely affect the interest of the holders of the Notes. No amendment may be made to the Fiscal Agency Agreement or the Notes which would in any way alter, amend or change the duties, responsibilities, obligations of or the protections afforded to the Luxembourg Paying Agent from those set out in the Fiscal Agency Agreement without the prior written consent of the Luxembourg Paying Agent.

The Fiscal Agency Agreement will contain provisions for convening meetings of registered holders of Notes to modify or amend by Extraordinary Resolution (as defined below) the Fiscal Agency Agreement (except as provided in the accompanying prospectus) and the Notes (including the terms and conditions thereof) or waive future compliance therewith or past default thereon by Québec. An Extraordinary Resolution duly passed at any such meeting shall be binding on all holders of Notes, whether present or not; provided, however, that no such modification or amendment to the Fiscal Agency Agreement or to the terms and conditions of the Notes or any other action taken may, without the consent of the holder of each such Note affected thereby: (a) change the stated maturity or interest payment date of any such Note; (b) reduce the principal amount of or rate of interest on any such Note; (c) change the currency of payment of any such Note; (d) impair the right to institute suit for the enforcement of any payment on or with respect to such Note; (e) reduce the percentage of the holders of Notes necessary to modify or amend the Fiscal Agency Agreement or the terms and conditions of the Notes or reduce the percentage of votes required for the taking of action or the quorum required at any meeting of holders of Notes; or (f) reduce the percentage of outstanding Notes necessary to waive any future compliance or past default.

The term “Extraordinary Resolution” will be defined in the Fiscal Agency Agreement as a resolution passed at a meeting of holders of Notes by the affirmative vote of the holders of not less than 66 2/3% of the principal amount of Notes represented at the meeting in person or by proxy or as an instrument in writing signed by the holders of not less than 66 2/3% in principal amount of the outstanding Notes. The quorum at any such meeting for passing an Extraordinary Resolution will be two or more persons holding or representing at least a majority in principal amount of the Notes at the time outstanding, or at any adjourned meeting called by Québec or the Registrar, two or more persons being or representing holders of Notes whatever the principal amount of the Notes so held or represented.

Events of Default

In the event that (a) Québec shall default in the payment of any principal of, or interest or Additional Amounts, if any, on the Notes, as the same shall become due and payable, and such default shall continue for a period of 45 days or (b) default shall be made in the due performance or observance by Québec of any covenant or agreement contained in the Notes, other than the payment of principal, interest or Additional Amounts, or in the Fiscal Agency Agreement, and such default shall continue for a period of 60 days or (c) Québec shall default in the payment of any principal of, or premium or interest or Additional Amounts, if any, on any indebtedness (direct or under a guarantee) for borrowed money, other than the Notes, as the same shall become due and payable, and such default shall continue for a period of 45 days, provided that the foregoing shall not be taken into account so long as the aggregate principal amount of all such indebtedness (direct or under a guarantee) for borrowed money with respect to which the foregoing has occurred does not exceed U.S.$50,000,000 (or its equivalent in other currencies), then at any time thereafter and during continuance of such default, the registered holder of any Note (or its proxy) may deliver or cause to be delivered to Québec at Ministère des Finances, c/o Direction générale des opérations bancaires et financières et des relations avec les agences de notation, 8, rue Cook, Québec, Québec, Canada G1R 0A4, a written notice that such registered holder elects to declare the principal amount of the Notes held by him (the serial number or numbers of the Global Notes which represent such Notes and the principal amount of the Notes owned by him and the subject of such declaration being set forth in such notice) to be due and payable and, in the cases falling within either (a) or (c) above, on the fifteenth day after delivery of such notice, or, in the case falling within (b) above, on the thirtieth day after delivery of such notice, the principal of the Notes referred to in such notice plus accrued interest thereon shall become due and payable, unless prior to that time all such defaults theretofore existing shall have been cured.

Notices

All notices to the holders will be valid (i) in the case of Certificated Notes, if sent by first class mail (or equivalent) or, if posted to an overseas address, by airmail, or if delivered, to each holder (or the first named of joint holders) at each such holder’s address as it appears in the Register held by the Registrar; (ii) in the case of Notes represented by a Global Note, if delivered to DTC for communication by it to the persons shown in its records as having interests therein and (iii) in either case, if and so long as the Notes are admitted to trading on, and listed on any stock exchange or are admitted to trading by another relevant authority, if in accordance with the rules and regulations of the relevant stock exchange or other relevant authority. As long as the Notes are listed on the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange so require, notices will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the Luxembourg Stock Exchange website at www.bourse.lu. Any such notice shall be deemed to have been given on the date of such delivery (or, if delivered more than once or on different dates, on the first date on which delivery is made) or, in the case of mailing, on the fourth weekday following such mailing and, in the case of publication, on the date of such publication or, if published more than once or on different dates, on the first date on which publication is made.

Further Issues

Québec may from time to time, without notice to or consent of the holders of the Notes, create and issue further notes having the same terms and conditions as the Notes (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest thereon) and, provided that such further notes are fungible with the outstanding Notes for United States federal income tax, such further notes will be consolidated and form a single series with the outstanding Notes. Any further notes forming a single series with the outstanding Notes will be issued with the benefit of, and subject to an agreement supplemental to, the Fiscal Agency Agreement.

Prescription

Under current Québec law, an action to enforce a right to payment under the Notes may be prescribed if it is not exercised within three years of the date the payment is due.

Negative Pledge

The terms of the Notes will not contain a negative pledge provision.

Clearing and Settlement

Links have been established among DTC, CDS, Clearstream, Luxembourg and Euroclear to facilitate the initial issuance of the Notes and cross-market transfers of the Notes associated with secondary market trading. DTC will be linked directly to CDS and indirectly to Clearstream, Luxembourg and Euroclear through the DTC accounts of their respective U.S. depositaries. At the time of the initial settlement, the Notes will be represented by one or more fully registered Global Notes without interest coupons which will not be exchangeable for fully registered physical certificates representing individual Notes. The Global Notes will be held by Deutsche Bank Trust Company Americas, as custodian for DTC, will be issued in registered form in the name of DTC’s nominee, Cede & Co., and beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of owners of such beneficial interests as direct and indirect participants in the Clearing Systems.

Information regarding DTC is set forth under “Description of the Securities — Book-Entry System” and under “Description of the Securities — Debt Securities — Clearing and Settlement”, information regarding CDS is set forth under “Description of the Securities — Debt Securities — Clearing and Settlement” and information regarding Clearstream, Luxembourg and Euroclear is set forth under “Description of the Securities — Debt Securities — Clearing and Settlement” in the accompanying prospectus.

No Obligation to Maintain Listing

If Québec determines that it is unduly onerous to maintain the listing of the Notes on the Luxembourg Stock Exchange, then Québec may delist the Notes from the Luxembourg Stock Exchange. If the listing of the Notes is so terminated, prior to such termination Québec will use its best efforts to seek an alternative admission to listing, trading and/or quotation of such Notes by another listing authority, securities exchange and/or quotation, reasonably acceptable to the underwriters, provided that Québec is not required to seek an alternative admission, listing, trading and/or quotation of the Notes on any securities exchange where it would be, as determined by Québec, impractical or unduly burdensome to do so.

TAX MATTERS

This summary is of a general nature only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular holder and no representation with respect to the consequences to any particular holder is made. Therefore, you should consult your own tax advisors for advice regarding your individual circumstances.

Canadian Federal Income Taxation

In the respective opinions of Miller Thomson LLP, Canadian counsel to Québec, and Norton Rose Fulbright Canada LLP, Canadian counsel to the underwriters, the following summary describes the federal income tax considerations generally applicable to a purchaser of the Notes who acquires the Notes pursuant to this offering and who at all relevant times, for purposes of the Income Tax Act (Canada) (the “Act”), holds the Notes as capital property and deals at arm’s length with the underwriters. Generally, the Notes will be considered capital property to a holder provided that the holder does not use or hold and is not deemed to use or hold the Notes in the course of carrying on a business and has not acquired them in a transaction or transactions considered to be an adventure in the nature of trade.

This summary is not applicable to: (a) a holder that is a “financial institution”, as defined in the Act for purposes of the mark-to-market rules; (b) a holder an interest in which would be a “tax shelter investment” for the purposes of the Act, (c) a holder who reports its “Canadian tax results” within the meaning of the Act in a currency other than Canadian currency; or (d) a holder that has entered or will enter into, with respect to the Notes, a “derivative forward agreement” (as defined in the Act). Any such holder to which this summary does not apply should consult its own tax advisors with respect to the tax consequences of acquiring, holding and disposing of the Notes.

This summary is based on the current provisions of the Act and the regulations thereunder, all specific proposals to amend the Act and the regulations announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and counsel’s understanding of the current published administrative practices and assessing policies of the Canada Revenue Agency. This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action, nor does it take into account provincial, territorial or foreign income tax considerations which may differ from the Canadian federal income tax considerations described herein.

Canadian Residents

The following discussion is applicable to a holder who, at all relevant times and for purposes of the Act, is or is deemed to be a resident of Canada (a “Resident Holder”). Certain Resident Holders whose Notes might not otherwise qualify as capital property may, in certain circumstances, make an irrevocable election in accordance with subsection 39(4) of the Act to have the Notes and every other “Canadian security” (as defined in the Act) owned by such Resident Holder in the taxation year of election and all subsequent taxation years treated as capital property.

Interest Payments. A Resident Holder that is a corporation, partnership, unit trust or trust of which a corporation or partnership is a beneficiary will be required to include in computing its income for a taxation year all interest that accrues or is deemed to accrue to it on a Note to the end of the taxation year or became receivable or was received by it before the end of that taxation year, to the extent that it was not included in computing its income for a preceding taxation year.

A Resident Holder (other than a holder referred to in the previous paragraph) will be required to include in computing its income for a taxation year all interest on a Note that is received or receivable by such Resident Holder in a year (depending upon the method regularly followed by the holder in computing income) to the extent that such interest was not included in computing its income for a preceding taxation year.

If a Note is acquired by a Resident Holder at a discount from its face value, the Resident Holder may be required to include an additional amount (“Discount”) in computing its income, in either one or more taxation years in which the Discount accrues or in a taxation year in which the Discount is received or receivable by the Resident Holder. Resident Holders should consult their own tax advisors in these circumstances as the income tax treatment of the Discount may vary with the facts and circumstances giving rise to the Discount.

Dispositions. On a disposition or deemed disposition of a Note, including a redemption or purchase by Québec or a repayment by Québec upon maturity, a Resident Holder will generally be required to include in computing its income for the taxation year in which the disposition occurred all interest on the Note that has accrued or is deemed to have accrued to such Resident Holder from the last interest payment date to the date of disposition to the extent that such interest has not otherwise been included in its income for the taxation year or a preceding taxation year.

In general, a disposition or deemed disposition of a Note will give rise to a capital gain (capital loss) equal to the amount by which the proceeds of disposition net of amounts included in the Resident Holder’s income as interest and any reasonable costs of disposition exceed (are exceeded by) the adjusted cost base of the Note to the Resident Holder. Generally, one-half of a capital gain must be included in income for the taxation year of disposition as a taxable capital gain. Subject to and in accordance with the provisions of the Act, a Resident Holder will generally be required to deduct one-half of the amount of any capital loss (an allowable capital loss) against taxable capital gains realized in the taxation year of disposition. Any allowable capital loss not deductible in the taxation year of disposition may be deducted against taxable capital gains in computing taxable income for any of the three preceding years or any subsequent year in accordance with the rules contained in the Act. Capital gains realized by an individual or a trust (other than certain specified trusts) will be relevant in computing possible liability under the alternative minimum tax provisions of the Act.

Additional Refundable Tax. A Resident Holder that is a “Canadian-controlled private corporation” (as defined in the Act) may be liable to pay an additional refundable tax on certain investment income, including interest and taxable capital gains earned or realized in respect of the Notes.

Foreign Exchange. The Notes are denominated in U.S. dollars. All amounts relating to the acquisition, holding or disposition of Notes must be converted into Canadian dollars for the purposes of the Act and the regulations thereunder, generally at the exchange rate quoted by the Bank of Canada as its noon rate on the date the amount first arose. A Resident Holder of Notes may realize a capital gain or loss by virtue of fluctuations in the Canadian dollar/U.S. dollar exchange rate. In addition, the Canadian dollar amount of interest included in the Resident Holder’s income will be affected by fluctuations in Canadian dollar/U.S. dollar exchange rates.

Eligibility for Investment. The Notes are qualified investments for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans, registered disability savings plans, tax-free savings accounts and deferred profit sharing plans (except for deferred profit sharing plans of Québec).

Non-Residents

The following comments are generally applicable to a holder who, at all relevant times, for purposes of the Act, is not, and is not deemed to be, a resident of Canada (and has never been, or been deemed to be, a resident of Canada), deals at arm’s length with any transferee resident (or deemed to be resident) in Canada to whom the holder disposes of the Notes and does not use or hold, and is not deemed to use or hold, the Notes in the course of carrying on a business in Canada (a “Non-Resident Holder”). Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

Principal and Interest. The payment by Québec of interest (including any amounts deemed to be interest) and principal on the Notes and of any premium as a result of the redemption or purchase by it of a Note before the maturity thereof to a Non-Resident Holder will not be subject to Canadian non-resident withholding tax. No other taxes on income (including taxable capital gains) will be payable by a Non-Resident Holder under the Act in respect of the acquisition, holding or disposition of the Notes.

United States Taxation

The following discussion summarizes the material United States federal income tax consequences to a United States holder (as defined below) of owning the Notes. It is the opinion of Sullivan & Cromwell LLP, special tax counsel to Québec. It applies to you only if you acquire Notes in the offering and you own your Notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders that is subject to special rules, such as:

●	a dealer in securities or currencies;

●	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

●	a bank;

●	a tax-exempt organization;

●	a life insurance company;

●	a person that owns Notes that are a hedge or that are hedged against interest rate or currency risks;

●	a person that owns Notes as part of a straddle or conversion transaction for tax purposes;

●	a person that purchases or sells Notes as part of a wash sale for tax purposes; or

●	a person whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the tax laws of the United States (including the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect. These laws may change, possibly on a retroactive basis, and could affect the continued validity of this summary.

You are a United States holder if you are a beneficial owner of a Note and you are:

●	a citizen or resident of the United States;

●	a domestic corporation;

●	an estate whose income is subject to United States federal income tax regardless of its source; or

●	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If a partnership holds the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.

You should consult your tax advisor about the consequences of purchasing or holding Notes, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local or other tax laws.

Payments of Interest

You will be taxed on interest on your Note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Interest paid by Québec on the Notes is income from sources outside the United States, for purposes of the rules regarding the foreign tax credit allowable to a United States Holder. Under the foreign tax credit rules, interest payments will, depending on your circumstances, be either “passive” or “general” income for purposes of computing the foreign tax credit.

Purchase, Sale, Retirement and Other Disposition of the Notes

Your tax basis in your Note generally will be its cost. If you sell or exchange your Note (or it is retired by Québec), you will generally recognize capital gain or loss equal to the difference between the amount you realize on the sale (not including any amounts attributable to accrued and unpaid interest, which will be treated as interest payments) and your tax basis in the Note. Capital gain of a non-corporate United States Holder is generally taxed at preferential rates where the property is held for more than one year.

Medicare Tax

A United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the United States holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its gross interest income and its net gains from the disposition of the Notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Notes.

Information with Respect to Foreign Financial Assets

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” may include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts that have non-United States issuers or counterparties, and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the Notes.

Backup Withholding and Information Reporting

Payments of Principal and Interest

In general, if you are a non-corporate United States holder, Québec and other payors are generally required to report to the Internal Revenue Service payments of principal and interest on your Note within the United States. In addition, Québec and other payors are required to report to the Internal Revenue Service the payment of proceeds of the sale of your Note before the maturity date within the United States (including payments made by wire transfer from outside the United States to an account you maintain in the United States). Additionally, backup withholding will generally apply to any payments if you (i) fail to provide an accurate taxpayer identification number, (ii) are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or (iii) in certain circumstances, fail to comply with applicable certification requirements.

Proceeds from the Sale of a Note

Payment of the proceeds from the sale of a Note effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a Note that is effected at a foreign office of a broker will be subject to information reporting (and in certain cases may be subject to backup withholding) if: (i) the proceeds are transferred to an account maintained by you in the United States, (ii) the payment of proceeds or the confirmation of sale is mailed to you at a United States address, or (iii) the sale has some other specified connection with the United States as provided in U.S. Treasury regulations.

In addition, a sale of a Note effected at a foreign office of a broker will be subject to information reporting if the broker is: a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or a foreign partnership, if at any time during its tax year (i) one or more of its partners are U.S. persons (as defined in U.S. Treasury regulations) who in the aggregate hold more than 50% of the income or capital interest in the partnership or, (ii) such foreign partnership is engaged in a United States trade or business. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your United States federal income tax liability by filing a refund claim with the Internal Revenue Service.

UNDERWRITING

Subject to the terms and conditions set forth in the Québec Underwriting Agreement Standard Provisions (Debt Securities), dated April 5, 2017, and the Terms Agreement, dated April 5, 2017, Québec has agreed to sell to the underwriters named below, for whom J.P. Morgan Securities plc, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC and TD Securities (USA) LLC are acting as representatives (the “Representatives”), the respective principal amounts of Notes set forth below.

Underwriters	Principal Amount
J.P. Morgan Securities plc	U.S.$	250,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated		250,000,000
RBC Capital Markets, LLC		250,000,000
TD Securities (USA) LLC		250,000,000
National Bank of Canada Financial Inc.		68,750,000
BMO Capital Markets Corp.		31,250,000
CIBC World Markets Corp.		31,250,000
Scotia Capital (USA) Inc.		31,250,000
BNP Paribas		12,500,000
Desjardins Securities Inc.		12,500,000
Deutsche Bank AG, London Branch		12,500,000
HSBC Bank plc		12,500,000
MUFG Securities Americas Inc.		12,500,000
Société Générale		12,500,000
The Royal Bank of Scotland plc (trading as NatWest Markets)		12,500,000

Total	U.S.$	1,250,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the Notes if any are purchased. The underwriting agreement provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of Notes may be terminated. We have undertaken to the underwriters in the underwriting agreement to use all reasonable efforts to have the Notes admitted to the Official List of the Luxembourg Stock Exchange and to trading on the Euro MTF Market of the Luxembourg Stock

Exchange on the date of or as soon as possible after the closing of the issue. We cannot guarantee that these applications will be approved and settlement of the Notes is not conditioned on obtaining the listing.

The underwriters propose to offer the Notes initially at the public offering price on the cover page of this prospectus supplement. After the initial public offering, the public offering price and concession may be changed by the representative.

We estimate that our out-of-pocket expenses for this offering will be approximately U.S.$221,875. Save for the underwriting discount, so far as we are aware, no person involved in the issue of the Notes has a material interest in the offer.

Purchasers may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth above.

The Notes are a new issue of securities with no established trading market. We have been advised by the representative that one or more of the underwriters intend to make a market in the Notes, but are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, the Notes.

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in respect thereof.

In connection with the issue of the Notes, TD Securities (USA) LLC (or a person or persons acting on its behalf) may over-allot or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However, stabilization may not necessarily occur. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the Notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the Notes and 60 days after the date of the allotment of the Notes. Any stabilization or over-allotment must be conducted by TD Securities (USA) LLC (or a person or persons acting on its behalf) in accordance with all applicable laws and rules.

We expect that delivery of the Notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which is the 5th business day following the date hereof (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Commission under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, U.S. purchasers who wish to trade the Notes prior to the date of delivery may be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any trade to prevent a failed settlement. Purchasers of the Notes in other countries who wish to trade the Notes on the date hereof or on the next business day should consult their own advisor.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

General

Each of the underwriters has severally agreed that it will not offer, sell or deliver any of the Notes, directly or indirectly, or distribute this prospectus supplement or prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that, to the best knowledge and belief of such underwriter, will result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on Québec except as set forth in the underwriting agreement.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter, on behalf of itself and each of its affiliates that participate in the initial distribution of the Notes, has severally represented and agreed that with effect from and including the date on which the Prospectus Directive was implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the Notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural persons or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the Representatives for such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of Notes referred to above shall require the publication by Québec or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive or supplement to a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer.

For the purposes of this section, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including Directive 2010/73/EU and includes any relevant implementing measure in the Relevant Member State.

People’s Republic of China

Each of the underwriters, on behalf of itself and each of its affiliates that participate in the initial distribution of the Notes, has severally represented and agreed that the Notes will not be offered or sold and may not be offered or sold, directly or indirectly, in the People’s Republic of China, except as permitted by the securities laws of the People’s Republic of China.

United Kingdom

Each of the underwriters, on behalf of itself and each of its affiliates that participate in the initial distribution of the Notes, has severally represented and agreed that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue and sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to Québec; and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Further: (a) this document is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000

(Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”); (b) this document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons; and (c) any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Republic of Italy

The offering of the Notes has not been registered pursuant to Italian securities legislation and, accordingly, each of the underwriters has severally represented and agreed that no Notes have been offered, sold or delivered, and will not be offered, sold or delivered nor may copies of this prospectus supplement, the accompanying prospectus or any other document relating to the Notes be distributed in Italy except:

(1)	to Qualified Investors (investitori qualificati), as defined pursuant to Article 100 of Legislative Decree No. 58 of February 24, 1998, as amended (the “Financial Services Act”) and Article 34-ter, first paragraph, letter b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended (“Regulation No. 11971”); or

(2)	in other circumstances which are exempted from the rules on public offerings pursuant to Article 100 of the Financial Services Act and Article 34-ter of Regulation No. 11971.

Any offer, sale or delivery of the Notes or distribution of copies of this prospectus supplement, the accompanying prospectus or any other document relating to the Notes in Italy under (1) or (2) above must be:

(a)	made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Financial Services Act, CONSOB Regulation No. 16190 of 29 October 2007 (as amended from time to time) and Legislative Decree No. 385 of 1 September 1993, as amended (the “Banking Act”);

(b)	in compliance with Article 129 of the Banking Act, as amended, and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the Bank of Italy may request information on the issue or the offer of securities in Italy; and

(c)	in compliance with any other applicable laws and regulations or requirement imposed by CONSOB or other Italian authorities.

Please note that in accordance with Article 100-bis of the Financial Services Act, where no exemption from the rules on public offerings applies under (1) and (2) above, the subsequent distribution of the Notes on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under the Financial Services Act and Regulation No. 11971. Failure to comply with such rules may result in the sale of such Notes being declared null and void and in the liability of the intermediary transferring the financial instruments for any damages suffered by the investors.

France

Each of the underwriters, on behalf of itself and each of its affiliates that participate in the initial distribution of the Notes, has severally represented and agreed that it has not offered or sold and will not offer or sell, directly or indirectly, Notes to the public in France, and has not distributed or caused to be distributed and will not distribute or cause to be distributed to the public in France, this prospectus supplement, the accompanying prospectus or any other offering material relating to the Notes, and that such offers, sales and distributions have been and will be made in France only to (a) providers of investment services relating to portfolio management for the account of third parties, and/or (b) qualified investors (investisseurs qualifiés) other than individuals, all as defined in, and in accordance with, articles L.411-1, L.411-2 and D.411-1 to D.411-3 of the French Code monétaire et financier.

Hong Kong

Each underwriter has represented and agreed that: (a) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made under the SFO; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “C(WUMP)O”) the or which do not constitute an offer to the public within the meaning of the C(WUMP)O; and (b) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

Japan

The Notes have not been, and will not be, registered under the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended) (the “FIEA”). Each of the underwriters, on behalf of itself and each of its affiliates that participate in the initial distribution of the Notes has severally represented and agreed that it has not offered or sold, and will not offer or sell, any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Item 5, Paragraph 1, Article 6 of the Foreign Exchange and Foreign Trade Control Law (Law No. 228 of 1949, as amended)), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and all other applicable laws, regulations and ministerial guidelines of Japan promulgated by the relevant Japanese governmental and regulatory authorities and in effect at the relevant time.

Netherlands

Each of the underwriters, on behalf of itself and each of its affiliates that participates in the initial distribution of the Notes, has severally represented and agreed that any Notes will only be offered in The Netherlands to Qualified Investors (as defined in the Prospectus Directive), unless such offer is made in accordance with the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Singapore

This document has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (A) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (B) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except: (i) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law; (iv) as specified in Section 276(7) of the SFA; or (v) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

VALIDITY OF THE NOTES

The validity of the Notes will be passed upon for Québec by Miller Thomson LLP, and for the underwriters by Norton Rose Fulbright Canada LLP. Certain matters of United States law are being passed upon by Sullivan & Cromwell LLP. Sullivan & Cromwell LLP will rely as to all matters of Canadian and Québec law on the opinions of Norton Rose Fulbright Canada LLP and Miller Thomson LLP. Norton Rose Fulbright Canada LLP and Miller Thomson LLP will rely as to all matters of New York law on the opinion of Sullivan & Cromwell LLP. Miller Thomson LLP, Norton Rose Fulbright Canada LLP and Sullivan & Cromwell LLP have, from time to time, rendered legal services to Québec not connected with the offering of the Notes.

OFFICIAL STATEMENTS

The information set forth or incorporated by reference herein, except the information appearing under “Underwriting” in this prospectus supplement and under “Plan of Distribution” in the accompanying prospectus, was supplied by the Ministère des Finances du Québec, in its official capacity, duly authorized therefor.

GENERAL INFORMATION

Listing of the Notes

We have undertaken to the underwriters to use all reasonable efforts to have the Notes admitted to the Official List of the Luxembourg Stock Exchange and to trading on the Euro MTF Market of the Luxembourg Stock Exchange on the date of or as soon as possible after the closing of the issue of the Notes. We cannot guarantee that the listing will be approved and settlement of the Notes is not conditioned on obtaining the listing.

Authorizations

The issue and terms of the Notes were authorized under a borrowing plan created by Order in Council No. 567-2016 adopted by the Gouvernement du Québec on June 22, 2016, pursuant to the Financial Administration Act (Québec).

France

This prospectus supplement and the accompanying prospectus prepared in connection with the Notes have not been submitted to the clearance procedures of the Autorité des marchés financiers.

Litigation and Arbitration Proceedings

Save as disclosed in the accompanying prospectus (including the documents incorporated therein by reference), Québec is not involved in any legal or arbitration proceedings which may have or have had during the past 12 months a significant effect on Québec’s financial position, nor is Québec aware of any such proceedings pending or threatened.

No Material Adverse Change

Save as disclosed in this prospectus supplement and the accompanying prospectus (including the documents incorporated by reference therein) there has been no material adverse change in the financial position or the prospects of Québec since March 31, 2016.

Clearance

The Notes have been accepted for clearance through DTC, CDS, Euroclear and Clearstream, Luxembourg (Common Code 159802442, ISIN Code US748149AN17 and CUSIP 748149 AN1). The address of DTC is 55 Water Street, New York, New York, 10041-0099, United States of America, the address of CDS is 85 Richmond Street West, Toronto, Ontario, M5H 2C9, the address of Euroclear is 1 Boulevard du Roi Albert II, B.1210, Brussels, Belgium and the address of Clearstream, Luxembourg is 42 Avenue J.F. Kennedy, L-1855 Luxembourg.

Enforcing a foreign judgment in Québec

In enforcing a foreign judgment in foreign currency, a Québec court will convert it into Canadian currency at the rate of exchange prevailing on the date the foreign judgment became enforceable at the place where it was rendered. There is no currency indemnity in the terms and conditions of the Notes to make an investor whole for any difference in the exchange rate between the date the foreign judgment became enforceable where it was made and the date of its enforcement by a Québec court.

Luxembourg Paying Agent

If Certificated Notes are issued and for so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange so require, Québec will appoint and maintain a paying and transfer agent in Luxembourg. Upon the appointment of a paying and transfer agent in Luxembourg and in the event of a change in the Luxembourg paying and transfer agent, notice will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the Luxembourg Stock Exchange website at www.bourse.lu.

QUÉBEC

Ministère des Finances du Québec

Documentation financière et conformité

12, rue Saint-Louis, Bureau 2.33

Québec, Québec

Canada G1R 5L3

(Tel: (418) 643-8141)

UNDERWRITERS

J.P. Morgan Securities plc 25 Bank Street Canary Wharf London E14 5JP United Kingdom	Merrill Lynch, Pierce, Fenner & Smith Incorporated One Bryant Park New York, NY 10036	RBC Capital Markets, LLC Three World Financial Center 200 Vesey Street New York, NY 10281	TD Securities (USA) LLC 31 West 52nd Street, New York, NY 10019

National Bank of Canada Financial Inc. 65 East 55th Street New York, NY 10022

BMO Capital Markets Corp. 3 Times Square New York, NY 10036	CIBC World Markets Corp. 300 Madison Avenue 5th Floor New York, NY 10017	Scotia Capital (USA) Inc. 250 Vesey Street New York, NY 10281

BNP Paribas 10 Harewood Avenue London NW1 6AA United Kingdom	Desjardins Securities Inc. 1170 Peel Street, Suite 300 Montreal, Québec Canada H3B 0A9	Deutsche Bank AG, London Branch Winchester House 1 Great Winchester Street London, EC2N 2DB United Kingdom	HSBC Bank plc Canada Square London, E14 5HQ United Kingdom

MUFG Securities Americas Inc. 1221 Avenue of the Americas, 6th Floor New York, NY 10020	Société Générale 29 boulevard Haussmann 75009 Paris France	The Royal Bank of Scotland plc (trading as NatWest Markets) 250 Bishopsgate London EC2M 4AA United Kingdom

LEGAL ADVISORS

To Québec	To the underwriters
Miller Thomson LLP	Sullivan & Cromwell LLP
1000 de La Gauchetière Street West, Suite 3700	125 Broad Street
Montréal, Québec	New York, N.Y. 10004
Canada H3B 4W5

	Norton Rose Fulbright LLP	Norton Rose Fulbright Canada LLP
	3, More London Riverside London SE1 2AQ United Kingdom	1, Place Ville-Marie Suite 2500 Montréal, Québec H3B 1R1 Canada

REGISTRAR, FISCAL, TRANSFER AND PRINCIPAL PAYING AGENT Deutsche Bank Trust Company Americas 60 Wall Street, 16th Floor New York, NY 10005

PROSPECTUS

U.S. $8,000,000,000

Debt Securities

Warrants

This prospectus contains summaries of the general terms of these securities. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to make offers or sales of debt securities or warrants unless accompanied by a supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 29, 2015.

Please note that in this prospectus, references to “we”, “our” and “us” refer to Québec.

Where You Can Find More Information

We file annual reports, amendments to annual reports and other information with the U.S. Securities and Exchange Commission (“SEC”). These reports include financial information about us and may be accompanied with exhibits.

You may read and copy any document we file with the SEC at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The registration statement and the exhibits and schedules to the registration statement are also available through the SEC’s website at http://www.sec.gov.

You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington address or, without charge, from us at the address listed below.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below:

•	our Annual Report on Form 18-K for the year ended March 31, 2014, filed on August 22, 2014;
•	our Report on Form 18-K/A filed on June 9, 2014, which includes excerpts from our 2014-2015 Budget; and
•	our Reports on Form 18-K/A filed on August 25, 2014, September 22, 2014, October 16, 2014, October 27, 2014, November 24, 2014, December 5, 2014, and December 19, 2014.

We also incorporate by reference all our future annual reports and amendments to annual reports, and any other information we file with the SEC pursuant to Sections 13(a) and 13(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we sell all of the Securities. Each time we file a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents. All of these documents incorporated by reference are filed with the SEC under File No. 2-86339.

You may request a free copy of the annual reports, amendments to annual reports and other information mentioned above by writing to the following address:

•	Québec
Ministère des Finances
Direction générale du financement des organismes publics et de la documentation financière
12 rue Saint-Louis
Québec, Québec
Canada G1R 5L3;
Tel.: (418) 643-8141
Fax: (418) 643-4700

We are responsible for the information incorporated by reference or contained in this prospectus, any supplement to this prospectus, and any related free writing prospectus we prepare or authorize. We have not authorized anyone to provide you with different or additional information, and we take no responsibility for any other information that others may give you. We are not making an offer of these Securities in any state where the offer is not permitted by the law. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Forward-Looking Statements

This prospectus contains forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, which may change, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. We caution you that actual results may differ materially from those contained in any forward-looking statements.

Québec

The information set forth below is not complete and is qualified by the more detailed information contained in Québec’s Annual Report on Form 18-K for the fiscal year ended March 31, 2014, as amended from time to time, and the other documents incorporated by reference in this prospectus.

Québec is the largest by area of the ten provinces in Canada (1,667,712 square kilometers or 643,907 square miles, representing 17% of the geographical area of Canada) and the second largest by population (8.2 million, representing 23.1% of the population of Canada, as of April 2014). The population of Québec increased on average by 1.0% per year since 2009. In the same period, the population of Canada increased on average by 1.1% .

Québec has a modern, developed economy. In 2013, the service sector contributed 76.6%, the manufacturing industry 13.9%, the construction industry 6.7% and the primary sector 2.8% to real GDP at basic prices in chained 2007 dollars. Québec real GDP represented 19.5% of Canada’s real GDP in 2013. The leading service industries in Québec are community, business and personal services, finance, insurance and real estate, wholesale and retail trade, governmental services and transportation and warehousing. The leading manufacturing industries in Québec are food products, primary metal products (including aluminum smelting), petroleum and coal products, transportation equipment products (including aircraft, motor vehicles and parts), chemical products, paper products and fabricated metal products. Québec also has significant hydroelectric resources, generating 33.8% of the electricity produced in Canada in 2013.

Montréal and Ville de Québec, the capital of Québec, are the main centers of economic activity. Montréal is one of the important industrial, commercial and financial centers of North America and is Canada’s second largest urban area as measured by population. Port of Montréal is the leading container port in Eastern Canada and a major international port linked to more than 80 countries around the world. Situated on the St. Lawrence River, Port of Montréal provides access to the Atlantic Ocean and the inland navigation system of the Great Lakes.

French is the official language of Québec and is spoken by approximately 94% of its population.

Use of Proceeds

Unless otherwise specified in the prospectus supplement applicable to the Securities you are purchasing, which we refer to as the “prospectus supplement”, we will:

•	add the net proceeds we receive from the sale of the Securities to the Consolidated Revenue Fund of Québec to be used for general purposes; or

•	partially or entirely credit such proceeds to the Financing Fund of Québec to be used for loans to public institutions or governmental enterprises and agencies.

Description of the Securities

We may at various times offer Debt Securities and, jointly or separately, Warrants to purchase Debt Securities (collectively, the “Securities”) in distinct series. This section summarizes the material terms of the Securities which are common to all series. It does not, however, describe every aspect of the Securities.

If the terms described in this section or in the prospectus supplement differ from the terms described in the Securities (the form of which will be filed with the SEC), you should rely on the terms described in the Securities.

Debt Securities

The Debt Securities will be issued pursuant to a fiscal agency agreement to be entered into between us and a bank or trust company to be specified in the prospectus supplement, acting as fiscal agent, transfer agent, registrar and principal paying agent (in all such capacities, the “Fiscal Agent”).

The Debt Securities, when issued, will constitute our valid, binding, unsecured and unconditional obligations. We pledge our full faith and credit for the payment and performance of the Debt Securities. The Debt Securities will rank equally among themselves and with all other debt securities issued by us and outstanding at the date of the issue of the Debt Securities or in the future. They will be payable as to principal, premium, if any, and interest in lawful money of the United States of America or in any other currency or currencies specified in the prospectus supplement. Debt Securities will be payable in The City of New York at the offices of the Fiscal Agent, or in any other place specified in the prospectus supplement.

Information Specified in the Prospectus Supplement

The prospectus supplement will specify the following terms:

•	the terms of the Debt Securities, including, where applicable:

–	the designation
–	the aggregate principal amount
–	the maturity date
–	the rate or rates of any interest
–	any interest payment dates and the record dates for payment of principal and interest
–	the currency or currencies of denomination and payment
–	any index, price or formula to be used for determining the amount of any payment of principal, premium, if any, or interest
–	the denominations
–	any terms relating to the holding and transfer of Debt Securities
–	any terms for redemption, exchange, repurchase or sinking funds

•	the names of and principal amounts to be purchased by any underwriters

•	the purchase price

•	any underwriting discounts and commissions

•	any other terms of the plan of distribution.

Form, Exchange and Transfer

Unless otherwise specified in the prospectus supplement, the Debt Securities will be in fully registered form only in denominations of U.S.$5,000 and in multiples of U.S.$1,000 in excess thereof.

You may exchange your Debt Securities for other authorized denominations of the same series of equal aggregate principal amount. You may transfer and exchange your Debt Securities, free of charge, subject to any restrictions set forth below. Unless otherwise specified in the prospectus supplement, the Fiscal Agent will keep a register for the registration and transfer of Debt Securities.

Sinking Funds

If the prospectus supplement so indicates, we will agree, so long as any Debt Securities of a particular series are outstanding, to set aside, as a sinking fund for those Debt Securities on the dates set forth in the prospectus supplement, the Canadian dollar equivalent of the percentage of the principal amount of those Debt Securities indicated in the prospectus supplement. The funds so set aside will be invested in those Debt Securities, in direct or guaranteed obligations of Québec or in direct obligations of the Government of Canada, bonds of any municipality or school corporation in Québec or of institutions which are fully subsidized by the Gouvernement du Québec or in other securities as may be determined by the Ministère des Finances.

The Debt Securities offered by this prospectus may include outstanding Debt Securities that are being resold by us or by government enterprises and agencies of Québec.

Redemption

The prospectus supplement will indicate if the Debt Securities may be redeemed prior to their stated maturity.

Original Issue Discount Securities.

Debt Securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount. We will describe in any prospectus supplement relating to original issue discount securities any special Canadian or U.S. Federal income tax and other considerations applicable to those Debt Securities.

Governing Law

Unless otherwise indicated in the prospectus supplement, the Debt Securities will be governed by the laws of Québec and the laws of Canada applicable therein. We will irrevocably consent to the fullest extent permitted by law to the giving of any relief (including, without limitation, the making, enforcement or execution against any property of any order or judgment) made or given in connection with any proceedings arising out of, or in connection with, the fiscal agency agreement and the Debt Securities. Information regarding jurisdiction of courts is set forth under “Jurisdiction” in this prospectus.

Place of Delivery

Unless otherwise indicated in the prospectus supplement, the Debt Securities will be delivered in The City of New York.

Modifications

Unless otherwise indicated in the prospectus supplement, the fiscal agency agreement and the Debt Securities may be amended by us and the Fiscal Agent without notice to or the consent of the holder of any Debt Security if the amendment:

•	cures an ambiguity;

•	cures, corrects or supplements any defective provisions contained in the fiscal agency agreement or in the Debt Securities;

•	effects the issue of further Debt Securities as described below under “Further Issues”; or

•	is considered by us and the Fiscal Agent, acting on the advice of independent counsel, necessary or desirable and not inconsistent with the fiscal agency agreement or the Debt Securities, and will not, in our reasonable opinion and that of the Fiscal Agent (with the Fiscal Agent receiving, if it so requests, an opinion of counsel satisfactory to it), adversely affect the interests of the holders of Debt Securities.

However, no modification to any Debt Security may, without the consent of the holder of that Debt Security:

•	change the stated maturity or interest payment dates of that Debt Security;

•	reduce the principal amount of or the rate of interest on that Debt Security;

•	change the currency of payment of that Debt Security;

•	impair the right to institute suit for the enforcement of any payment on that Debt Security;

•	reduce the percentage of holders of Debt Securities necessary to modify or amend the fiscal agency agreement or the terms and conditions of that Debt Security;

•	reduce the percentage of votes required for the taking of action or the quorum required at any meeting of holders of Debt Securities; or

•	reduce the percentage of outstanding Debt Securities necessary to waive any future compliance or past default.

Notices

All notices to the holders will be valid (i) in the case of certificated Debt Securities, if sent by first class mail (or equivalent) or (if posted to an overseas address) by airmail, or if delivered, to each holder (or the first named of joint holders) at each such holder’s address as it appears in the register held by the Fiscal Agent; (ii) in the case of Debt Securities represented by a Global Security, if delivered to DTC for communication by it to the persons shown in its records as having interests therein and (iii) in either case, if and so long as the Debt Securities are admitted to trading on, and listed on any stock exchange or are admitted to trading by another relevant authority, if in accordance with the rules and regulations of the relevant stock exchange or other relevant authority. Any such notice shall be deemed to have been given on the date of such delivery or, in the case of mailing, on the fourth weekday following such mailing.

Further Issues

We may from time to time without the consent of the holders of the Debt Securities of any given series create and issue further debt securities having the same terms and conditions as the outstanding Debt Securities of such series (or in all respects except for the payment of interest accruing prior to the issue date of such further Debt Securities or except for the first payment of interest thereon), and such further debt securities shall be consolidated and form a single series with the outstanding Debt Securities of such series. Any further debt securities forming a single series with the outstanding Debt Securities of such series shall be issued with the benefit of, and subject to, an agreement supplemental to, the fiscal agency agreement.

Book-Entry System

The prospectus supplement that relates to the Debt Securities you purchase will specify whether those Debt Securities will be represented by one or more fully registered global securities (each, a “Global Security”). Global Securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (“DTC”) or any other depositary or depositaries identified in the prospectus supplement. These depositaries may include CDS Clearing and Depository Services Inc. (“CDS”), the Euroclear S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”). A Global Security will be registered in the name of the relevant depositary or its nominee.

Except as described below, a Global Security may be transferred, in whole or in part, only to the relevant depositary or its nominee. Upon the issuance of a Global Security, we expect that the relevant depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by that Global Security to the accounts of institutions that have accounts with the depositary (“Participants”). The accounts to be credited will be designated by the underwriters, dealers or agents, or by us, in the case of Debt Securities that we sell directly. Ownership of beneficial interests in that Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in that Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the relevant depositary (with respect to interests of Participants) and on the records of Participants (with respect to interests of persons other than Participants). Owners of beneficial interests in a Global Security may incur fees for the maintenance and operation of the book-entry system where that Global Security is held with DTC. The laws of some states require that some purchasers of securities take physical delivery of those securities in definitive form. Those laws may impair the ability to transfer beneficial interests in a Global Security.

Any payment of principal, premium or interest due on the Debt Securities on any interest payment date or at maturity will be made available by us to the Fiscal Agent, as principal paying agent, or any other paying agent identified in the prospectus supplement, on that date. The paying agent will make those payments to the relevant depositary in accordance with existing arrangements between the paying agent and that depositary. We expect that the depositary, upon receipt of any payment of principal, premium or interest, will credit Participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of the depositary. We also expect that payments by Participants to owners of beneficial interests in the Global Security held through those Participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of those Participants. Neither we nor the paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

So long as a depositary (or its nominee) is the registered owner of a Global Security, that depositary (or nominee) will be considered the sole owner and holder of the Debt Securities represented by that Global Security for all purposes of the Debt Securities. Except as provided below, or as may be specified in the prospectus supplement, owners of beneficial interests in a Global Security will not be entitled to have the Debt Securities represented by that Global Security registered in their names, will not be entitled to receive physical delivery of certificated Debt Securities in definitive form upon exchange or otherwise and will not be considered the owners or holders of any Debt Securities represented by a Global Security. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the relevant depositary and, if that person is not a Participant, on the procedures of the Participant through which that person holds its interest, to exercise any rights of a holder of Debt Securities. We understand that, under existing industry practice, if an owner of a beneficial interest in a Global Security desires to take any action the relevant depositary (or nominee) as the holder of that Global Security is entitled to take, the depositary would authorize the Participants to take that action, and the Participants would authorize beneficial owners owning through those Participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Except as otherwise set forth in the prospectus supplement, a Global Security may not be transferred except as a whole by the relevant depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or any other nominee of the depositary, or by the depositary or the nominee to another depositary or its nominee or to a successor of the depositary or a nominee of the successor. Debt Securities represented by a Global Security are exchangeable for certificated debt securities of like tenor and of an equal aggregate principal amount in denominations of U.S.$5,000 (or other minimum denomination specified in the prospectus supplement) and in multiples of U.S.$1,000 in excess thereof, only if:

•	the relevant depositary notifies us that it is unwilling or unable to continue as depositary for the Global Security, or ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be so registered, and we do not appoint a successor depositary within 90 days after receiving that notice or becoming aware that the depositary is no longer so registered;

•	in our discretion at any time, we determine not to have the Debt Securities represented by a Global Security;

•	upon request by any owner of a beneficial interest in a Global Security after an event of default entitling the holder of the Global Security to accelerate the maturity of the related Debt Securities has occurred and is continuing; or

•	in other events as may be specified in the prospectus supplement.

Any Debt Security that is exchangeable pursuant to the preceding sentence is to be exchanged for certificated debt securities registered in the names that the relevant depositary shall direct. Certificated debt securities may be presented for registration of transfer or exchange at the office of the Fiscal Agent in The City of New York or any other place specified in the prospectus supplement, and principal, premium, if any, and interest will be payable at that office of the paying agent, provided that interest may be paid by check mailed to the registered holders of the Debt Securities to their addresses appearing in the security register.

Transfers of beneficial interests in a Global Security

Unless otherwise indicated in the prospectus supplement, transfers of beneficial interests in a Global Security between participants within CDS, Euroclear and Clearstream, Luxembourg, and between CDS, Euroclear and Clearstream, Luxembourg participants, will be effected in accordance with procedures established for this purpose from time to time by CDS, Euroclear and Clearstream, Luxembourg. Such beneficial interests may be transferred between DTC participants in accordance with procedures established for this purpose from time to time by DTC.

Clearing and Settlement

Unless otherwise specified in the prospectus supplement, the clearing and settlement of Securities will be as set forth below.

Although DTC, CDS, Euroclear and Clearstream, Luxembourg have agreed to the procedures provided below in order to facilitate transfers of Securities among participants of DTC, CDS, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor the Fiscal Agent will have any responsibility for the performance by DTC, CDS, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DTC, CDS, Clearstream, Luxembourg and Euroclear have advised us as follows:

DTC. DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its Participants and to facilitate the clearance and settlement of securities transactions, like transfers and pledges, among its Participants in those securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. DTC’s Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other types of organizations, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. DTC agrees with and represents to its Participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. The rules applicable to DTC and its Participants are on file with the SEC.

If depositaries other than DTC are appointed, additional information with respect to those depositaries will be set forth in the prospectus supplement.

CDS. CDS Clearing and Depository Services Inc. (“CDS”) is Canada’s national securities clearing and depositary services organization. Functioning as a service utility for the Canadian financial community, CDS provides a variety of computer automated services for financial institutions and investment dealers active in domestic and international capital markets. CDS participants (“CDS Participants”) include banks, investment dealers and trust companies, and may include the underwriters. Indirect access to CDS is available to other organizations that clear through or maintain a custodial relationship with a CDS Participant. Transfers of ownership and other interests, including cash distributions, in bonds in CDS may only be processed through CDS Participants and will be completed in accordance with existing CDS rules and procedures. CDS operates in Montreal, Toronto, Calgary and Vancouver to centralize securities clearing functions through a central securities depositary.

CDS is wholly-owned by CDS Limited, a private corporation wholly owned by TMX Group Limited. CDS is the exclusive clearing house for equity trading on the Toronto stock exchange and also clears a substantial volume of “over-the-counter” trading in equities and bonds.

Clearstream, Luxembourg. Clearstream, Luxembourg is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream, Luxembourg Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg Participants through electronic book-entry changes in accounts of Clearstream, Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides Clearstream, Luxembourg Participants with, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream, Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg Participant either directly or indirectly.

Distributions with respect to Securities held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg Participants in accordance with its rules and procedures to the extent received by the U.S. depositary for Clearstream, Luxembourg.

Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

Distributions with respect to Securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with its rules and procedures to the extent received by the U.S. depositary for Euroclear.

Settlement and Transfers

Customary settlement procedures will be followed for participants of each system at initial settlement. Settlement procedures applicable to the domestic United States dollar market will be followed for primary market purchasers which are participants in DTC, and Securities will be credited to their securities accounts on the settlement date against payment in U.S. dollars in same-day funds. Settlement procedures applicable to book-based Canadian domestic bonds will be followed for primary market purchasers which are CDS participants, and Securities will be credited to their securities accounts on the settlement date against payment for value on the settlement date. Settlement procedures applicable to conventional eurobonds in registered form will be followed for primary market purchasers which are Euroclear or Clearstream, Luxembourg participants, and Securities will be credited to their securities accounts on the business day following the settlement date against payment for value on the settlement date.

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between CDS Participants will occur in the ordinary way in accordance with market conventions applicable to transactions in book-based Canadian domestic bonds. Secondary market trading between Clearstream, Luxembourg Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through CDS Participants, Clearstream, Luxembourg Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules; however, such cross-market transactions will require delivery of instructions to the relevant clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. The relevant clearing system will, if a transaction meets its settlement requirements, deliver instructions to DTC directly or through its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving Securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. CDS Participants, Clearstream, Luxembourg Participants and Euroclear Participants may not deliver instructions directly to DTC or the respective U.S. depositaries of Euroclear or Clearstream, Luxembourg.

Because of time zone differences, credits of Securities received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Securities settled during such processing will be reported to the relevant Clearstream, Luxembourg Participants or Euroclear Participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of Securities by or through a Clearstream, Luxembourg Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

Cross-market transfers between CDS Participants, Euroclear Participants, and Clearstream, Luxembourg Participants will be effected in DTC. When Securities are to be transferred from the account of a CDS Participant to the account of a Euroclear Participant or Clearstream, Luxembourg Participant, the CDS Participant will transmit instructions to CDS on the settlement date. The Euroclear Participant or Clearstream, Luxembourg Participant will transmit instructions to Euroclear or Clearstream, Luxembourg at least one business day before the settlement date. One business day before the settlement date, Clearstream, Luxembourg, and on the settlement date Euroclear, will transmit trade instructions to its respective U.S. depositary. The beneficial interest in the Securities of any series and payments for such beneficial interests will be transferred in DTC by CDS and the respective U.S. depositaries for Euroclear and Clearstream, Luxembourg.

Canadian Taxes on Debt Securities

In the opinion of our counsel, Miller Thomson LLP, and of Stikeman Elliott LLP, Canadian counsel for the underwriters or agents, if any, the following summary describes the principal Canadian federal income tax considerations generally applicable to a beneficial owner of Debt Securities acquired pursuant to this Prospectus who, for the purposes of the Income Tax Act (Canada) (the “Act”), and at all relevant times: (i) is not and is not deemed to be a resident of Canada; (ii) does not use or hold and is not deemed to use or to hold the Debt Securities in the course of carrying on a business in Canada; and (iii) is not an insurer carrying on an insurance business in Canada and elsewhere (a “Non-Resident Holder”).

This summary is based upon the provisions of the Act in force on the date hereof and the regulations thereunder (the “Regulations”), proposed amendments to the Act and the Regulations in the form publicly announced prior to the date hereof by the Minister of Finance for Canada and the current administrative and assessing practices and policies of the Canada Revenue Agency. This summary assumes that all such proposed amendments will be enacted in their present form and does not take into account or anticipate any other changes in law, whether by legislative, governmental or judicial action, nor does it take into account provincial, territorial or foreign income tax considerations. No assurances can be given that changes in law or administrative practices or future court decisions will not affect the tax treatment of a Non-Resident Holder.

This summary is of a general nature only, is not exhaustive of all Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Prospective Non-Resident Holders are advised to consult their own tax advisers with respect to their particular circumstances.

Interest on a Debt Security paid or credited or deemed to be paid or credited by Québec (including amounts on account or in lieu of payment of, or in satisfaction of, interest) to a Non-Resident Holder will not be subject to Canadian non-resident withholding tax, unless all or any portion of such interest (other than any such interest that is payable on a “prescribed obligation” described below) is: (i) contingent or dependent on the use of or production from property in Canada, or (ii) is computed by reference to (a) revenue, profit, cash flow, commodity price or any other similar criterion (the “Criteria”), or (b) by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. A “prescribed obligation” for these purposes is a debt obligation the terms or conditions of which provide for an adjustment to an amount payable in respect of the obligation for a period during which the obligation was outstanding that is determined by reference to a change in the purchasing power of money and no amount payable in respect of which is: (i) contingent or dependent upon the use of, or production from, property in Canada, or (ii) computed by reference to: (a) any of the Criteria, other than a change in the purchasing power of money, or (b) dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. The applicability of the foregoing exception to a particular series of Debt Securities may be dealt with, as necessary, in the prospectus supplement relating to such Debt Securities.

Generally, there are no other taxes on income (including capital gains) payable in respect of a Debt Security or interest or premium thereon by a Non-Resident Holder.

Warrants

We may issue, together with any Debt Securities offered by a prospectus supplement or separately, Warrants for the purchase of other Debt Securities. The Warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to a particular issue of Warrants. That prospectus supplement will set forth:

•	the terms of the Debt Securities purchasable upon exercise of the Warrants;

•	the principal amount of Debt Securities purchasable upon exercise of one Warrant, the exercise price and the procedures for, and conditions to, exercise for purchasing those Debt Securities;

•	the dates on which the right to exercise the Warrants will commence and expire;

•	the date, if any, on and after which the Warrants and the related Debt Securities will be separately transferable; and

•	whether the Warrants represented by Warrant certificates will be issued in registered or bearer form, and if registered, where they may be transferred and registered.

Unless otherwise indicated in the prospectus supplement, the Warrants will be governed by the laws of Québec and the laws of Canada applicable therein. Unless otherwise indicated in the prospectus supplement, the Warrants will be delivered in The City of New York.

Any tax considerations applicable to Warrants will be disclosed in the prospectus supplement.

Jurisdiction and Enforceability

We will appoint the Delegate General of Québec in New York, One Rockefeller Plaza, 26th Floor, New York, N.Y. 10020-2102, as our authorized agent upon whom process may be served in any action based on the Securities which may be instituted in any State or Federal court in The City of New York by the holder of any Security, and will expressly waive any immunity to service of process regarding any action to which the Delegate General of Québec might otherwise be entitled. This appointment will be irrevocable until all amounts in respect of the Securities have been paid, except that, if for any reason the designated agent ceases to be able to act as the authorized agent or no longer has an address in The City of New York, we will appoint another person or persons in The City of New York as our authorized agent. We will expressly accept the non-exclusive jurisdiction of any State or Federal Court in The City of New York or any competent Court in Québec in any action based upon the Securities instituted in any such Court and will irrevocably waive, to the fullest extent permitted by applicable law, any immunity from the jurisdiction of any such Court to which we might otherwise be entitled.

We may be sued in the courts of Québec, and no applicable law requires the consent of any public official or authority for proceedings to be brought or judgment to be obtained against us arising out of or relating to obligations under the Securities. In addition, no immunity from suit is available to us in any action in those courts, irrespective of whether a party to the action or the holder of Securities is or is not resident within Québec or is or is not a citizen of Canada.

Although any judgment obtained in an action brought in the courts of Québec against us may not be enforced by execution, applicable statutes provide that whenever we are condemned by a judgment that has become definitive to pay a sum of money, the Ministre des Finances, after having received a certified copy of the judgment, shall pay the amount due out of the money at his or her disposal for that purpose or, failing that, out of the Consolidated Revenue Fund of Québec.

In enforcing a foreign judgment in foreign currency, a Québec court will convert into Canadian currency at the rate of exchange prevailing on the date the foreign judgment became enforceable at the place where it was rendered. There is no currency indemnity in the terms and conditions of the Securities to make an investor whole for any difference in the exchange rate between the date the foreign judgment became enforceable where it was made and the date of its enforcement by a Québec court.

Plan of Distribution

We may sell Securities to or through underwriters, and also may sell Securities directly to other purchasers or through agents.

The distribution of the Securities may be effected from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	prices related to prevailing market prices; or

•	negotiated prices.

The distribution may be effected in the United States and/or in any one or more other jurisdictions where permitted by law, as specified in the prospectus supplement.

In connection with the sale of Securities, underwriters or agents may receive compensation from us or from purchasers of Securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters, dealers and agents who participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the “Securities Act”). The prospectus supplement will identify these underwriters or agents, and will describe the compensation received from us.

Under agreements which we may enter into, dealers and agents who participate in the distribution of Securities may be entitled, and we have agreed that underwriters, if any, will be entitled, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

Debt Record

We have never defaulted on the payment of principal of or interest on any of our obligations. Payments have been made when due, subject during wartime to any applicable laws and regulations forbidding such payments.

Authorized Agent

Our authorized agent in the United States is the Delegate General of Québec in New York, One Rockefeller Plaza, 26th Floor, New York, New York 10020-2102.

Validity of the Securities

Miller Thomson LLP, Montréal, Québec, will pass upon the validity of the Securities and all other matters of Canadian and Québec law and procedure on our behalf. The validity of the Securities and all other matters of Canadian and Québec law and procedure will be passed upon for the underwriters or agents, if any, by Stikeman Elliott LLP, Montréal, Québec. The validity of the Securities will be passed upon as to matters of New York law for the underwriters or agents, if any, by Sullivan & Cromwell LLP, New York, New York, who will rely as to all matters of Canadian and Québec law on the opinions of the aforementioned two firms.

Miller Thomson LLP, Stikeman Elliott LLP and Sullivan & Cromwell LLP have, from time to time, rendered legal services to us not connected with the offering of the Securities.

Official Statements

The information set forth or incorporated by reference herein, except for the information appearing under “Plan of Distribution”, was supplied by the Ministre des Finances du Québec, in its official capacity, duly authorized therefor.